2seventy bio and Novo Nordisk Collaboration Delivers Key Proof of Concept Data, Triggering $15 Million Preclinical Milestone in In Vivo Gene Editing Hemophilia A Program

2seventy bio plans to present data at virtual Research and Development deep dive on May 19, 2023

CAMBRIDGE, Mass.—May 1, 2023—2seventy bio, Inc. (Nasdaq: TSVT) a leading immuno-oncology cell therapy company, today announced that it has achieved a preclinical $15 million milestone as part of the joint research and development collaboration focused on an in vivo gene editing treatment for hemophilia A. The milestone is a result of delivering key pre-clinical proof of concept data that the Company plans to present during a virtual Research and Development deep dive on May 19, 2023.

“Hemophilia A is a lifelong condition that is detected early; the best solution for the condition is to create permanent FVIII production for the lifetime of patients which is why we believe integrating the corrective transgene into the genome is the best approach for treatment,” said Philip Gregory, D.Phil., chief scientific officer, 2seventy bio. “We are excited about the continued progress in this program based on our internally developed in vivo gene editing platform. This program represents a natural extension of our gene editing capabilities which are also being applied to our oncology programs, including our bbT369 clinical program for non-Hodgkin lymphoma.”

“Novo Nordisk is committed to driving change for a future where everyone with hemophilia and other rare bleeding disorders can get the treatment they need and live a life with as few limitations as possible,” said Ida Hilden, Ph.D., corporate vice president, Rare Disease Research, Global Drug Discovery, Novo Nordisk. “We’ve established a close co-creation relationship with the great team at 2seventy bio, and we’re excited to continue to explore the potential of this platform together.”
The collaboration agreement with Novo Nordisk builds upon the original research collaboration signed between bluebird bio and Novo Nordisk in 2019 and expanded between 2seventy bio and Novo Nordisk in 2021. It is focused on identifying a development gene therapy candidate for people with hemophilia A, a genetic bleeding disorder resulting from defective Factor VIII. The collaboration utilizes 2seventy bio’s internally developed in vivo mRNA platform as well as megaTAL technology that has now shown the potential to provide a specific and efficient way to silence, edit, or insert genetic components.

2seventy bio is responsible for megaTAL development and expression using their in vivo mRNA platform. Novo Nordisk is responsible for funding all research and development activities with the option to exclusively license 2seventy bio’s in vivo mRNA platform and gene editing technology for use in the treatment of patients with hemophilia A. The collaboration also leverages Genevant’s industry-leading LNP technology for efficient delivery of megaTAL mRNA to hepatocyte cells.

RESEARCH & DEVELOPMENT (R&D) DEEP DIVE
2seventy bio will host a virtual R&D deep dive on Friday, May 19, from 10:00 a.m. – 11:30 a.m. ET to highlight the Company’s commercial progress and R&D pipeline across immuno-oncology cell-therapy and hemophilia A. Additional details including registration information to follow under separate disclosure.

About 2seventy bio
Our name, 2seventy bio, reflects why we do what we do - TIME. Cancer rips time away, and our goal is to work at the maximum speed of translating human thought into action – 270 miles per hour – to give the people we serve more time. We are building the leading immuno-oncology cell therapy company, focused on discovering and developing new therapies that truly disrupt the cancer treatment landscape.

With a deep understanding of the human body’s immune response to tumor cells and how to translate cell therapies into practice, we’re applying this knowledge to deliver next generation cellular therapies that focus on a broad range of hematologic malignancies, including the first FDA-approved CAR T cell therapy for multiple myeloma, as well as solid tumors. Our research and development is focused on delivering therapies that are designed with the goal to “think” smarter and faster than the disease. Importantly, we remain focused on accomplishing these goals by staying genuine and authentic to our “why” and keeping our people and culture top of mind every day.

For more information, visit www.2seventybio.com.

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2seventy bio is a trademark of 2seventy bio, Inc.

2seventy bio Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements”. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements, including statements regarding: plans for the expansion of our oncology pipeline and the development, regulatory approval, manufacture or sale of our current or future product candidates; expectations regarding use of our megaTAL technology for the treatment of patients with hemophilia A and other genetic conditions; expectations regarding use of Genevant’s LNP technology for the treatment of patients with hemophilia A and other genetic conditions; and expectations regarding the benefits we may receive from our agreements with Novo Nordisk and Genevant. Such forward-looking statements are subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those express or implied by such statements, including: the risk that our megaTAL technology is not effective in addressing hemophilia A and other genetic diseases; the risk that Genevant’s LNP technology will not be able to provide safe and efficient delivery of megaTAL mRNA to hepatocyte cells within the liver; the risk that we will not realize anticipated benefits from our agreements with Novo Nordisk and Genevant; and other internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond our control and could cause our future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. No forward-looking statement can be guaranteed. We caution investors not to place considerable reliance on forward-looking statements contained in this press release. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the Annual Report filed by 2seventy bio with the Securities and Exchange Commission on March, 16, 2023, as well as discussions of potential risks and uncertainties in 2seventy bio’s subsequent filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, 2seventy bio undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

2seventy contacts:
Investors:
Jenn Snyder
617-448-0281
jenn.snyder@2seventybio.com

Media:
Morgan Adams
774.313.9852
morgan.adams@2seventybio.com